UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2013

Symmetricom, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-02287	95-1906306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Orchard Parkway, San Jose, California	95131-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (408) 433-0910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in its Current Report on Form 8-K filed on May 1, 2013, Symmetricom, Inc. (the “Company”) announced that Elizabeth A. Fetter was appointed the Company’s Chief Executive Officer effective as of April 29, 2013. Concurrently with this appointment, Ms. Fetter resigned from the Audit Committee of the Company’s Board of Directors (the “Board”). As a result of Ms. Fetter’s resignation from the Audit Committee, the Audit Committee had two members. Rule 5605 of the NASDAQ Listing Rules (the “Listing Rules”) generally requires that all listed companies’ audit committees have at least three members, although Listing Rule 5605(c)(4)(B) provides a specified cure period to fill any Audit Committee vacancy created by the resignation of an audit committee member.

On June 5, 2013, the Company received a letter from NASDAQ noting that the Company no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or April 29, 2014 (or, by October 28, 2013, if such meeting is held before October 28, 2013).

On June 10, 2013, the Board appointed Mr. James A. Chiddix, who is currently the Chairman of the Board, to the Audit Committee to fill the vacancy created by Ms. Fetter’s resignation of her committee membership. As a result, the Audit Committee again has three members, and is fully compliant with Listing Rule 5605 within the cure period provided by that rule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRICOM, INC.

Dated: June 11, 2013	By:	/s/ JUSTIN R. SPENCER
	Name:	Justin R. Spencer
	Title:	Executive Vice President Finance and Administration, Chief Financial Officer and Secretary